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                                                                   EXHIBIT 99.42

                          MONTHLY SERVICER CERTIFICATE

      Pursuant to Section 4.01(d)(ii) of the Securitization Property Servicing Agreement, dated as of March 9, 2001 (the "Agreement"), between The Detroit Edison Company, as servicer (the "Servicer") and The Detroit Edison Securitization Funding LLC, the Servicer does hereby certify as follows:

      Capitalized terms used herein have their respective meanings as set forth in the Agreement.

For the Monthly Period:  August 2003

1.    BILLINGS:

a)    Monthly kWh Consumption: 4,540,456,999

b)    Applicable SB Charge:        $ 0.00336

c)    Total SB Charge Amount Invoiced this Month
      (Net of .5% uncollectible factor):                         $ 15,179,968.02

d)    Cumulative SB Charge Amount Invoiced this Remittance Period:
                                                                 $117,171,931.61


2.    REMITTANCES:

a)    Weighted Average Days outstanding:                              48

b)    Total Amount Remitted this Month:                  $ 12,006,639.34

c)    Cumulative Amount Remitted this Remittance Period: $113,612,551.95


3.    BALANCES ON SUBACCOUNTS (AT END OF MONTHLY PERIOD):

a)    Collection Account Balance:                      $89,953,282.42

b)    Reserve Subaccount Balance:                      $10,807,194.97

c)    Series Overcollateralization Subaccount Balance: $ 1,257,886.09

d)    Series Capital Subaccount Balance:               $ 8,807,473.99


Executed as of September 12, 2003.

                                       THE DETROIT EDISON COMPANY
                                       as Servicer

                                       By: /s/ Peter B. Oleksiak
                                           ------------------------------------
                                       Name:  Peter B. Oleksiak
                                       Title:  Director and Assistant Controller